Exhibit 99.1

ASSET PURCHASE AGREEMENT

AGREEMENT, dated as of May 16, 2006 is entered into by and among CARSEN GROUP INC., a corporation organized under the laws of Ontario, Canada (“Carsen”), CANTEL MEDICAL CORP., a Delaware corporation (“Cantel”), OLYMPUS AMERICA INC., a New York corporation (“OAI”), OLYMPUS SURGICAL & INDUSTRIAL AMERICA, INC., a New Jersey corporation (“OSIA,” and collectively with OAI, “Olympus US”), and OLYMPUS CANADA INC., a corporation organized under the laws of Ontario, Canada (“OCI,” and collectively with Olympus US, “Olympus”).

R E C I T A L S:

A.            Carsen and OAI are parties to a Distribution Agreement dated as of April 1, 1994, as amended (the “OAI Distribution Agreement”), under which Carsen has been appointed the exclusive distributor of certain of OAI’s products in Canada.

B.            Carsen and OSIA are parties to a Distribution Agreement dated as of April 1, 2001, as amended (the “OSIA Distribution Agreement”), under which Carsen has been appointed the exclusive distributor of certain of OSIA’s products in Canada. The OAI Distribution Agreement and the OSIA Distribution Agreement are sometimes individually or collectively referred to herein as a “Distribution Agreement” or the “Distribution Agreements.”  The business of Carsen conducted under the Distribution Agreements is sometimes referred to herein as the “Olympus Distribution Business of Carsen.”

C.            Carsen, Cantel and Olympus US have entered into an Agreement dated as of July 25, 2005 (the “Initial Agreement”) pursuant to which, among other things, (i) the expiration date of the Distribution Agreements has been extended to July 31, 2006, on which date the Distribution Agreements will expire, (ii) Olympus US will purchase certain assets of Carsen and hire certain employees of Carsen upon such expiration, and (iii) the parties have provided for the smooth transition of the Olympus Distribution Business of Carsen.

D.            Carsen desires to sell to Olympus, and Olympus desires to purchase from Carsen, certain assets of Carsen in addition to those set forth in the Initial Agreement (the assets to be transferred under the Initial Agreement hereinafter the “Initial Agreement Assets”; the additional assets to be transferred under this Agreement hereinafter the “Additional Assets”). Subject to the terms and conditions of this Agreement, inclusive of the Initial Agreement Assets, the assets to be acquired by Olympus now include substantially all of the assets of Carsen, including without limitation those related to the Olympus Distribution Business of Carsen and to the product lines of Carsen described on Exhibit A (collectively with the Olympus Distribution Business of Carsen, the “Acquired Businesses”), but exclude the assets of Carsen directly related to the product lines of

Carsen described on Exhibit B (collectively, the “Excluded Businesses”) and certain other expressly excluded assets.

E.             The parties desire to enter into this Agreement, which will replace and supersede the Initial Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the parties hereby represent, warrant and agree as follows:

ARTICLE 1
EXPIRATION OF DISTRIBUTION AGREEMENTS

1.1           Extension of Term; Expiration of Agreements. Subject to the terms and conditions of this Agreement, the parties acknowledge, agree and confirm that (i) the expiration date of the Distribution Agreements has been extended from March 31, 2006 to July 31, 2006 and (ii) the Distribution Agreements will automatically expire by their terms at the close of business on July 31, 2006 (the “Effective Date”) with no notice required by or to either party in connection therewith. The Distribution Agreements will remain in full force and effect until the Effective Date in accordance with their respective terms, subject to the terms and conditions of this Agreement. Prior to the Effective Date, the parties agree to continue to act in good faith, using reasonable commercial efforts, to fulfill their obligations under the Distribution Agreements, consistent with past performance and in the spirit of mutual cooperation, in an effort to (i) maximize sales in Canada (the “Territory”) (i.e., satisfy minimum purchase requirements), (ii) maintain customer loyalty for Olympus products and (iii) effectuate a smooth, seamless transition of the Olympus Distribution Business of Carsen as well as the other Acquired Businesses.

1.2           Release of No-hire Restrictions.

1.2.1        Carsen has heretofore delivered to Olympus a schedule listing the name of each Carsen employee as of July 25, 2005 and their job title, job description, applicable division, tenure, annual compensation and job location. Carsen agrees to provide such other related information as may be reasonably requested by Olympus.

1.2.2        In partial consideration for Olympus’s commitments under this Agreement, Carsen agrees that, effective upon the Effective Date and subject to the terms and conditions of this Agreement, Olympus will be released from all of the restrictions set forth in Section 10.7 of the Distribution Agreements (the “No-hire Restrictions”) and, commencing on the close of business on the Effective Date, may hire any current or former employee of Carsen who would otherwise be covered by said Section 10.7 (a “Covered Employee”). Prior to the Effective Date, Olympus shall have the right, at its expense, to meet with, interview, solicit and extend offers of employment (“Offers”) to any and all Covered Employees; provided, however, that (i) such meetings and interviews shall take place upon reasonable advance notice to Carsen and at the employee’s work location (or at such other location as may be agreed upon by Olympus and the particular employee) and shall not unreasonably interfere with the operations of Carsen; (ii) Olympus may not directly or indirectly hire any Covered Employee until following the Effective Date, and (iii) Olympus shall not in any way interfere with the relationship between Carsen and any of its employees other than as expressly set forth herein. The terms “employee,” “employment,” “employ,” “hire” and other like terms used in this Agreement shall refer to a work relationship, whether as an employee, an agent, a representative, an independent contractor or otherwise.

1.2.3        Simultaneously herewith, Olympus has delivered to Carsen a written list (the “Employee List”) indicating as of the date hereof the name of each Covered Employee to whom an Offer has been made by Olympus and whether the Offer has been accepted. Olympus shall advise Carsen regularly of the name of each additional Covered Employee who accepts an Offer by Olympus (or who hereafter revokes their acceptance) together with, in the case of sales personnel, the terms of their agreed upon compensation (once determined by Olympus and subject to any privacy laws that may prevent such disclosure; provided, however, that if privacy laws prevent such disclosure, then upon request of Carsen, Olympus will provide the required information to Carsen in a form (e.g., excluding the name of the employee) that does not violate such laws). Prior to the Closing, Olympus and Carsen shall jointly prepare a Waiver to be signed by all Carsen employees who are to become OCI employees upon the Closing related to the disclosure between Olympus and Carsen of employee-related information that could otherwise be deemed confidential and/or subject to statutory disclosure restrictions. The parties shall use their best efforts to cause each such employee to execute such Waiver on or before the Effective Date. At the Closing, Olympus shall deliver to Carsen a true, correct and complete final Employee List.

1.2.4        Carsen and Cantel (and their respective affiliates) shall not directly or indirectly make any attempt to dissuade any Covered Employees from becoming employed by OCI, or otherwise interfere with Olympus’s attempt to hire any Covered Employee in accordance with this Section 1.2.

1.2.5        Carsen acknowledges and agrees that other than the Purchase Price (as defined in Section 2.2 below), (i) Olympus shall not be obligated to pay Carsen any compensation or other amounts related to or in connection with the hiring by Olympus of any Covered Employee in accordance with this Agreement and (ii) Olympus shall have no obligation or liability to Carsen with respect to employees of Carsen who are not employed by OCI following the Effective Date.

1.2.6    Carsen shall have the right, in its sole discretion, to change its compensation formula for sales personnel prior to the Effective Date to adopt all or part of the Olympus formula for Carsen’s sales personnel (consistent with the philosophy expressed in Section 4.3).

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Certain Assets. On the terms and subject to the conditions hereof, effective as of the close of business on the Effective Date, Carsen shall sell, convey, transfer, assign, and deliver to Olympus, and Olympus shall purchase and accept from Carsen, all of the assets, properties and rights of Carsen in existence on the Effective Date (with the understanding that absent written approval from Olympus to the contrary, (i) Carsen may dispose of accounts receivable only in the ordinary course of business from the date hereof through the Effective Date, and (ii) the fixed assets to be acquired by Olympus hereunder shall, at a minimum, consist of those fixed assets previously identified to Olympus in a certain schedule heretofore delivered to Olympus by Carsen), of every type and description, tangible and intangible, real, personal and mixed, wherever located and whether or not reflected on the books and records of Carsen, excluding only the assets directly related to the Excluded Businesses and such other assets as are listed on Schedule 2.1 (collectively, the “Excluded Assets”). Exclusive of the Excluded Assets, the assets of Carsen being acquired by Olympus hereunder (the “Assets”) shall include, without limitation, all of Carsen’s right, title and interest in and to all of Carsen’s “Inventory” (as defined in Section 2.4), “Accounts Receivable” (as defined in Section 2.5), “Backlog Orders” (as defined in Section 2.6); “Lease Receivable Assets” (as defined in Section 2.7); “Loaner Agreements” (as defined in Section 2.8); real property leases and “Security Deposits” (as defined in Section 2.9) to the extent applicable under Section 2.9; business claims; rights to receive and collect restocking charges; open orders and related contract rights for Carsen’s purchase of products (provided such orders were made in the ordinary course of business); operating leases, customer discount agreements and other contracts and agreements (to the extent assignable) set forth on Schedule 2.10.2, as such schedule may be amended by mutual written agreement of Carsen and Olympus; governmental licenses, permits and authorizations, if any; trade secrets, licenses, trademarks, trade names, processes, technology and other intellectual property rights; records and documentation of Carsen pertaining to the Acquired Businesses including, without limitation, computer print-outs, accounting records and systems, invoices, customer lists, customer records, credit records and information, purchase and sales records and information, merchandise records, sales promotion materials and other documents, lists, records and items incidental to the Acquired Businesses (“Records”); service tools and equipment; machinery, plant and equipment; fixtures, furniture and furnishings; trucks; supplies; display booths, signs and other promotional displays; telephone systems; and all owned or leased computer programs, software, hardware, personal computers, peripherals and related documentation and equipment. The parties understand and agree that the Assets specifically identified in Schedule 2.1A are to be acquired by Olympus US; all remaining Assets are to be acquired by OCI.

2.2           Purchase Price.

2.2.1        In consideration for Carsen’s and Cantel’s commitments hereunder, including Carsen’s (i) sale and transfer of the Initial Agreement Assets to

Olympus, (ii) release of the No-hire Restrictions, and (iii) agreement to help effectuate a smooth transition of the Olympus Distribution Business of Carsen through the Effective Date, Olympus shall pay to Carsen (or has paid to Carsen, as provided below) by wire transfer the sum of US$6,000,000 (the “Initial Purchase Price”). Said amount shall be payable as follows:  US$1,500,000 on each of August 1, 2005 and January 31, 2006 (receipt of which is hereby acknowledged by Carsen), and US$3,000,000 on July 31, 2006. In consideration for Carsen’s and Cantel’s remaining commitments hereunder, including but not limited to Carsen’s sale and transfer of the Additional Assets to Olympus, Olympus shall pay to Carsen by wire transfer the sum of US$4,000,000 (the “Secondary Purchase Price,” and collectively with the Initial Purchase Price, the “Purchase Price”) plus the additional amounts (the “Additional Purchase Price”) determined in accordance with Section 2.4 (related to Inventory), Section 2.5 (related to Accounts Receivable), Section 2.6 (related to Backlog Orders), Section 2.7 (related to Lease Receivable Assets) and 2.9 (related to Security Deposits, to the extent applicable). The Additional Purchase Price shall be reduced by the aggregate “Leasehold Improvement Amount,” “Warranty Assumption Amount,” and “Carsen Payable” (as such terms are defined in and determined under Sections 2.9, 2.10 and 6.10, respectively). In addition, the Additional Purchase Price shall be adjusted by the “AR Adjustment,” the “Employee Benefits Adjustment,” and the “Final Adjustment Amount,” as such terms are defined in and determined under Sections 6.3, 6.11 and 6.14.

2.2.2        The Secondary Purchase Price of US$4,000,000 is payable as follows: US$1,000,000 upon execution of this Agreement and US$3,000,000 on July 31, 2006. The Additional Purchase Price shall be payable as set forth in Sections 2.4, 2.5, 2.6, 2.7 and 2.9, subject to reduction or adjustment under Sections 2.10, 6.3, 6.10, 6.11 and 6.14.

2.3           Delivery of Assets. Upon the close of business on the Effective Date, Carsen shall make available to Olympus at Carsen’s facility in Markham, Ontario as well as the other Carsen facilities being transferred to Olympus, all of the Assets other than any Class B, Class C and Class D Inventory (as such terms are defined in Section 2.4.1) held by (i) customers or (ii) employees of Carsen who are hired by OCI.

2.4           Inventory.

2.4.1        Covered Inventory. The Assets being transferred to Olympus under Section 2.1 include the following inventories of Carsen associated with the Acquired Businesses (collectively, the “Inventory”) that are owned by Carsen on the Effective Date; provided however, that with respect to Carsen’s inventory of Olympus products, the Inventory shall only include those products that were purchased by Carsen directly from Olympus (the “Olympus Product Inventory”):

2.4.1.1         all Products and Repair Parts (as such terms are defined in the Distribution Agreements) that are included on Olympus’s product price list on the Effective Date (collectively, “Current Products”), but in each case, only to the extent such Products and Repair Parts are unused and, except for Repair Parts that were not individually packaged when originally delivered to Carsen, in the original cartons and packing on the Effective Date (the “Class A Olympus Inventory”);

2.4.1.2         all products and repair parts of the Acquired Businesses (other than the Class A Olympus Inventory) that is current, unused and, except for repair parts that were not individually packaged when originally delivered to Carsen, in the original cartons and packing on the Effective Date (the “Additional Class A Inventory,” and collectively with the Class A Olympus Inventory, the “Class A Inventory”);

2.4.1.3         all loaners of products of the Acquired Businesses (the “Class B Inventory”);

2.4.1.4         all samples of products of the Acquired Businesses (the “Class C Inventory”); and

2.4.1.5         all products and repair parts of the Acquired Businesses other than Class A Inventory, Class B Inventory and Class C Inventory, including without limitation, products and repair parts that are not current products (the “Class D Inventory”).

2.4.2        Inventory Purchase Price. The portion of the Additional Purchase Price payable by Olympus to Carsen with respect to the Inventory (the “Inventory Purchase Price”) will be:

2.4.2.1         the “Landed Cost” (i.e., the actual cost, including freight and duty, of the particular item based on Carsen’s cost from Olympus or other third party vendor named on Exhibit A) of the Class A Inventory; and

2.4.2.2         the “fair value” for the Class B, Class C and Class D Inventory. “Fair value” as used herein shall mean the book value of such inventory on the Effective Date as reflected on the books and records of Carsen in accordance with generally accepted accounting principles in the United States using historical experience as well as current market information. Carsen represents to Olympus that such book value will be the lower of cost (determined on a first-in, first out basis) or net realizable value (which is market value less estimated direct selling expenses). Notwithstanding the foregoing or any provision in this Agreement to the contrary, the Inventory Purchase Price to be paid by Olympus (A) for the Class D Inventory of Olympus products, may not exceed an aggregate of US$200,000 and (B) for each component of the non-Olympus product Inventory set forth on Exhibit A, may not exceed the amount specified on such Exhibit for such component, regardless of whether the fair value of any such Inventory exceeds said amounts.

2.4.3        Determination of Inventory.

2.4.3.1         Olympus acknowledges receipt of a listing of the Olympus Product Inventory as of July 31, 2005, itemized by Class, model number, quantity, location, and Landed Cost.

2.4.3.2         On or before July 15, 2006, Carsen shall deliver to Olympus an inventory schedule that itemizes the Inventory (by model number, quantity, Inventory Purchase Price and, to the extent applicable, the date placed in service) as of June 30, 2006 (the “Preliminary Inventory Schedule”) and sets forth a good faith estimate of the Inventory and the Inventory Purchase Price as of July 31, 2006. At its option and expense, Olympus shall be given the opportunity to attend and observe the physical inventory performed by Carsen to formulate the Preliminary Inventory Schedule, which is scheduled to occur on or about July 1, 2006. During the period following Olympus’s receipt of the Preliminary Inventory Schedule and prior to the Effective Date, Olympus shall review the Preliminary Inventory Schedule and shall have the right (at its sole cost) to inspect the Inventory located at Carsen’s facilities and elsewhere and meet with representatives of Carsen to discuss any questions or comments it may have with respect to such Inventory and the Preliminary Inventory Schedule. In addition, Carsen will provide to Olympus such documentation supporting the estimated Inventory and the Inventory Purchase Price as Olympus may reasonably request. Furthermore, particularly with respect to Class B and Class C Inventory, Olympus may, with reasonably requested assistance from Carsen, take appropriate actions, at its expense, to validate the existence and condition of all such Inventory as of the Effective Date.

2.4.3.3         On or about August 1, 2006, Carsen will commence a physical inventory of the Inventory in a manner generally consistent with past practice. Olympus will give Carsen and its auditors all reasonable access to the Carsen facilities being transferred to Olympus at the Closing as may be necessary for Carsen to conduct and complete the physical inventory in a timely manner. Olympus shall have the right, at its own expense, to have its representatives observe the physical inventory.

2.4.3.4         On or before August 15, 2006, Carsen shall deliver to Olympus a true, correct and complete schedule containing Carsen’s listing of the Inventory as at July 31, 2006 by model number, quantity, Inventory Purchase Price and, to the extent applicable, the date placed in service (the “Final Inventory Schedule”).

2.4.3.5         Within thirty (30) days following its receipt of the Final Inventory Schedule, Olympus shall deliver to Carsen (i) a written notice stating whether it disagrees with any item on such Schedule and (ii) if Olympus disagrees with any item on such Schedule, a written notice specifying the disputed items and setting forth the basis for Olympus’ disagreement in reasonable detail (the “Notice of Disagreement”). If Olympus does not deliver a Notice of Disagreement to Carsen within such thirty (30) day period, the Final Inventory Schedule delivered by Carsen shall become final, conclusive and binding upon the parties for all purposes under this Agreement. Olympus and Carsen shall attempt to resolve any disputed items in good faith for a period of fifteen (15) days following Carsen’s receipt of a Notice of Disagreement. If Olympus and Carsen are unable to resolve all disputed items within such fifteen (15) day period, Olympus and Carsen shall mutually select an accounting firm to act as arbiter with respect to all disputed items relating to the Final Inventory Schedule that have not been resolved by the parties. To the extent applicable, the arbiter shall determine all disputed items in accordance with the provisions of this Agreement. The arbiter shall be instructed to decide all disputed items by no later than October 15, 2006. The decision of the arbiter shall be final, conclusive and binding upon the parties. The fees and expenses of the arbiter shall be shared equally by Olympus and Carsen. Notwithstanding anything above to the contrary, no accounting firm may be selected that has provided material accounting, auditing, tax or other services to either party during the past ten years.

2.4.3.6         From time to time prior to the Effective Date, upon reasonable notice to Carsen, Olympus shall have the right, at its expense, to inspect the Inventory located at Carsen’s facilities and meet with representatives of Carsen to discuss any questions or comments it may have with respect to the Inventory.

2.4.4        Payment of Olympus Inventory Purchase Price. At the Closing, Olympus shall pay to Carsen an amount equal to ninety percent (90%) of the estimated Inventory Purchase Price set forth on the Preliminary Inventory Schedule delivered pursuant to Section 2.4.3.2, subject to any modifications thereon mutually agreed upon by the parties in writing prior to the Closing. The balance of the Inventory Price as reflected on the Final Inventory Schedule shall be payable within five (5) days of the date that the Inventory Purchase Price becomes final, conclusive and binding under Section 2.4.3.5, but in no event later than October 20, 2006. If the amount paid by Olympus to Carsen at the Closing pursuant to the first sentence of this Section 2.4.4 exceeds the Inventory Purchase Price as finally determined under Section 2.4.3.5, then Carsen shall pay to Olympus an amount equal to such difference within five (5) days of the date that the Inventory Purchase Price becomes final, conclusive and binding under Section 2.4.3.5.

2.4.5        Miscellaneous Inventory. Notwithstanding the preceding sections of this Section 2.4, the parties agree that at the Closing, Olympus will purchase from Carsen and Carsen will sell, transfer and assign to Olympus, Carsen’s inventory of Olympus-brand products as of the Effective Date that were obtained by Carsen in its normal course of business as trade-in equipment and for which Carsen’s books and records reflect a zero dollar ($0.00) net book value (such trade-in equipment hereinafter “Miscellaneous Inventory”). The Miscellaneous Inventory as of the date hereof is listed on Schedule 2.4.5. The purchase price for the Miscellaneous Inventory listed on Schedule 2.4.5 is US$285,000. Olympus acknowledges that in the normal course of Carsen’s business Carsen may be obligated to transfer to customers certain of its current Miscellaneous Inventory or to accept from customers certain additional trade-in equipment; provided, however, that Carsen will seek to minimize such transactions so as to generally maintain the aggregate value of its Miscellaneous Inventory at its current level. At or Closing, Carsen deliver to Olympus a true, correct and complete list of the Miscellaneous Inventory and the Transition Committee will determine in good faith any price adjustment thereof related to changes in such inventory since the date hereof.

2.5                                 Accounts Receivable.

2.5.1        The Assets being transferred to Olympus under Section 2.1 includes all accounts receivable of Carsen, whether or not related to the Acquired Businesses, as of July 31, 2006 (the “Accounts Receivable”). As a point of reference and for informational purposes only, by no later than July 15, 2006, Carsen shall deliver to Olympus a schedule listing in reasonable detail an estimate of the accounts receivable of Carsen as of June 30, 2006. At the Closing, Carsen shall deliver to Olympus a schedule listing in reasonable detail an estimate of the Accounts Receivable (the “Preliminary AR Schedule”). Within fifteen (15) days following the Closing, Carsen shall deliver to Olympus a true, correct and complete schedule of Accounts Receivable (the “Final AR Schedule”), which shall be deemed final, conclusive and binding absent reasonable objection by Olympus delivered in writing to Carsen within fifteen (15) days following its delivery by Carsen.

2.5.2        The Additional Purchase Price payable by Olympus with respect to the Accounts Receivable shall be an amount (the “AR Purchase Price”) equal to the amount of the Accounts Receivable reflected on the Final AR Schedule. At the Closing, Olympus shall pay to Carsen the full amount of the estimated Accounts Receivable reflected on the Preliminary AR Schedule. If the amount of the estimated AR Purchase Price paid by Olympus at the Closing is less than the final AR Purchase Price reflected on the Final AR Schedule, then on August 31, 2006 (the “Initial Adjustment Date”), Olympus shall pay to Carsen an amount equal to such difference. If the amount of the estimated AR Purchase Price paid by Olympus to Carsen at the Closing exceeds the final AR Purchase Price reflected on the Final AR Schedule, then on the Initial Adjustment Date, Carsen shall refund to Olympus an amount equal to such difference. In any event, the final AR Purchase Price is subject to the terms of Section 6.3.

2.6                                 Backlog Orders.

2.6.1        The Assets being transferred to Olympus under Section 2.1 include all unfilled purchase orders with respect to the Acquired Businesses from Carsen’s customers as of July 31, 2006 (the “Backlog Orders”). As a point of reference and for informational purposes only, by no later than July 15, 2006, Carsen shall deliver to Olympus a schedule listing in reasonable detail an estimate of all unfilled purchase orders with respect to the Acquired Businesses as of June 30, 2006. At the Closing, Carsen shall deliver to Olympus a schedule listing in reasonable detail an estimate of all Backlog Orders (the “Preliminary Backlog Schedule”). Within fifteen (15) days following the Closing, Carsen shall deliver to Olympus a true, correct and complete final schedule of Backlog Orders (the “Final Backlog Schedule”).

2.6.2        The Additional Purchase Price payable by Olympus with respect to each Backlog Order shall be an amount (the “Backlog Purchase Price”) equal to the product of (A) twenty percent (20%) (i.e., Carsen’s annual operating income percentage during the twelve month period ended July 31, 2005) and (B) the purchase price paid by the customer related to such Backlog Order. The Backlog Purchase Price with respect to each assigned Backlog Order will be payable by Olympus to Carsen within fifteen (15) days following Olympus’s receipt of payment under the account receivable related to the particular Backlog Order. Olympus shall deliver to Carsen monthly status reports of Backlog Orders identifying the purchase order, ship date (anticipated or actual), and payment date (actual).

2.6.3        Olympus shall assume and be solely responsible for order fulfillment, installation and in-service requirements with respect to the Backlog Orders. In addition, Olympus shall assume and pay when due the applicable sales commission owed to Carsen’s sales personnel (whether or not they become Olympus employees) with respect to the Backlog Orders, based on Carsen’s commission formula in effect as of July 31, 2006 (which shall not exceed Carsen’s commission formula in effect on August 1, 2005 or the commission formula of Olympus offered to Covered Employees if adopted by Carsen in accordance with Section 1.2.6).

2.7                                 Leases Receivable.

2.7.1        The Assets being transferred to Olympus under Section 2.1 include all of Carsen’s right, title, and interest in and to all Products held by its customers as of July 31, 2006 under performing or otherwise non-defaulted lease or “CPU” agreements with Carsen (the “Lease Agreements”), together with the Lease Agreements and Carsen’s “Lease Receivable” (inclusive of both the current and non-current portion thereof) related thereto (collectively, “Lease Receivable Assets”). Carsen has previously delivered to Olympus (i) a schedule that sets forth a description of the Lease Receivable Assets as of the date of the Initial Agreement and (ii) copies of all Lease Agreements referred to on such schedule. As a point of reference and for informational purposes only, by no later than July 15, 2006, Carsen shall deliver to Olympus (i) a schedule that sets forth a description of the Lease Receivable Assets as of June 30, 2006 and (ii) copies of all Lease Agreements referred to on such schedule. At the Closing, Carsen will deliver to Olympus an updated schedule that sets forth an estimate of the Lease Receivable Assets as of the Effective Date (the “Preliminary Lease Receivable Schedule”) together with a copy of any and all new Lease Agreements referred to thereon, none of which shall be materially different in form and substance to the Lease Agreements previously delivered to Olympus without the prior written consent of Olympus. Within fifteen (15) days following the Closing, Carsen shall deliver to Olympus a true, correct and complete schedule of Lease Receivable Assets (the “Final Lease Receivable Schedule”), which shall be deemed final, conclusive and binding absent reasonable objection by Olympus delivered in writing to Carsen within fifteen (15) days following its delivery by Carsen..

2.7.2        The Additional Purchase Price payable by Olympus with respect to the Lease Receivable Assets shall be an amount (the “Lease Receivable Purchase Price”) equal to the aggregate “net leases receivable” associated with the Lease Agreements as of the Effective Date. The term “net leases receivable” means the net present value of the remaining payments under the Lease Agreements, calculated using the implicit rate (generally 6.5%) imputed into the Lease Agreements as reflected on the books and records of Carsen. At the Closing, Olympus shall pay to Carsen the estimated Lease Receivable Purchase Price reflected on the Preliminary Lease Receivable Schedule. If the amount of the estimated Lease Receivable Purchase Price paid by Olympus at the Closing is less than the final Lease Receivable Purchase Price reflected on the Final Lease Receivable Schedule, then on the Initial Adjustment Date, Olympus shall pay to Carsen an amount equal to such difference. If the amount of the estimated Lease Receivable Purchase Price paid by Olympus to Carsen at the Closing exceeds the final Lease Receivable Purchase Price reflected on the Final Lease Receivable Schedule, then on the Initial Adjustment Date Carsen shall refund to Olympus an amount equal to such difference.

2.7.3        On or about the Effective Date, the parties shall jointly prepare and deliver a letter to each lessee advising them of the assignment and assumption of their Lease Agreement and instructing them, among other things, to make all further payments thereunder to Olympus and to return the underlying equipment to Olympus upon termination of such agreement.

2.8           Loaner Agreements. The Assets being transferred to Olympus under Section 2.1 include all agreements of Carsen with its customers related to the Class B Inventory (“Loaner Agreements”), copies of which will be delivered to Olympus at the Closing. If requested by Olympus at any time or from time to time during the term of the Loaner Agreements, Carsen will deliver a letter to one or more of its loaner customers advising them of the transfer to Olympus and instructing them to return the Class B Inventory in their possession to Olympus, rather than Carsen, upon expiration of their Loaner Agreement. Carsen will promptly deliver to Olympus any Class B Inventory that is mistakenly delivered to Carsen rather than Olympus. Carsen has previously delivered to Olympus a schedule of loaners as of July 31, 2005 that includes (i) serial number and model number, (ii) the location of the loaner, and (iii) the date the loaner was delivered to the customer. As a point of reference and for informational purposes only, by no later than July 15, 2006, Carsen shall deliver to Olympus an updated schedule of loaners as of June 30, 2006. At the Closing, Carsen will deliver to Olympus a true, correct and complete schedule of loaners as of the Effective Date (the “Loaner Schedule”) that includes the foregoing information, which Schedule shall be subject to modification within fifteen (15) days following the Closing (if any such modification results in a change in the Class B Inventory to be acquired by Olympus, an appropriate adjustment shall be made, either in the form of an additional payment by Olympus or a refund by Carsen, on the Initial Adjustment Date). Carsen represents to Olympus that as of the Effective Date, (i) the significant majority of all Loaner Agreements then in effect will provide for a product loan period (the “Loan Period”) no greater than sixty (60) days in duration, and (ii) all Loaner Agreements then in effect will have an average Loan Period of no greater than thirty (30) days.

2.9           Security Deposits; Leases; Leasehold Improvements.

2.9.1        To the extent that the Assets include security deposits under real property leases that are not returned to Carsen (the “Security Deposits”), Olympus will pay to Carsen at the Closing an amount equal to such Security Deposits. Carsen acknowledges that it is the present intention of Olympus to negotiate transactions with the landlords under all or some of the real property leases set forth on Schedule 2.10.2 (the “Leases”) pursuant to which as of the Effective Date, (i) the Leases are terminated (with no liability by or to Carsen) and thereby not assumed by Olympus under this Agreement, (ii) Carsen is released from future lease payment and all other obligations under such Leases, (iii) the security deposits under such Leases (if any) are refunded to Carsen (whether in whole or in part, depending upon the condition of the leased facilities and the terms of terminated lease agreements), and (iv) Olympus enters into new leases with respect to the facilities related thereto. Notwithstanding the foregoing, Carsen acknowledges and agrees that Olympus’s ability to effectuate the foregoing depends largely upon the actions and decisions of third parties (including existing landlords) over whom Olympus has no control. Olympus agrees to regularly keep Carsen apprised of its material discussions with landlords related to the termination or assignment to Olympus of the Leases. In addition, Olympus acknowledges that the termination of a Lease or an agreement with a Landlord with respect to a Lease (including an agreement related to the return or application of the security deposit thereunder) may not be made without the prior written consent of Carsen, which consent will not be unreasonably withheld nor delayed.

2.9.2        If, at the Closing, Olympus either assumes the lease for Carsen’s Markham facility or enters into a new lease for such facility as contemplated under Section 2.9.1, Carsen will pay to Olympus at the Closing (in the form of a credit to the Additional Purchase Price) the sum of $25,000, which represents the unapplied portion of a cash payment/rental credit provided by to Carsen by the landlord of its Markham facility for leasehold improvements (the “Leasehold Improvement Amount”).

2.10         Assumption of Liabilities. At the Closing, Olympus agrees to assume and become responsible for the liabilities and obligations of Carsen described in Sections 2.10.1, 2.10.2 and 2.10.3 to the extent arising on or after the Effective Date, but not to include past due obligations or other default liabilities owed by Carsen as of the Effective Date, for which Carsen shall remain solely responsible (the “Assumed Liabilities”). Except for the Assumed Liabilities, Olympus is not assuming any liabilities, obligations, or commitments relating to Carsen or its businesses, whether absolute, accrued, contingent, known or unknown, or otherwise, and whether or not based on or arising out of or in connection with the operations of Carsen or Carsen’s ownership, possession, use or operation of the Assets. Furthermore, Carsen shall indemnify and hold harmless Olympus (and Olympus’s affiliates and any of their respective directors, officers, employees or agents) with respect to any losses, damages, forfeitures, claims, liabilities, or other expenses incurred or suffered by Olympus (including but not limited to reasonably incurred attorneys fees and court costs), but excluding the Assumed Liabilities, associated with or otherwise relating to (i) Carsen and its operations (including the Acquired Businesses and the Excluded Businesses and otherwise), other than the Olympus Distribution Business of Carsen (as to which the terms and conditions of the Distribution Agreements shall govern and control), to the extent such losses, damages, forfeitures, claims, liabilities, or other expenses (excluding the Assumed

Liabilities, for which Carsen will have no liability or obligation on or after the Effective Date) pertain to matters arising before the Effective Date, and (ii) the Excluded Businesses after the Effective Date. Furthermore, Olympus shall indemnify and hold harmless Carsen (and Carsen’s affiliates and any of their respective directors, officers, employees or agents) with respect to any losses, damages, forfeitures, claims, liabilities, or other expenses incurred or suffered by Carsen (including but not limited to reasonably incurred attorneys fees and court costs) associated with or otherwise relating to the Acquired Businesses, other than the Olympus Distribution Business of Carsen (as to which the terms and conditions of the Distribution Agreements shall govern and control), to the extent such losses, damages, forfeitures, claims, liabilities, or other expenses pertain to matters arising after the Effective Date, and (ii) any other businesses or operations of OCI, whether occurring before or after the Effective Date. The indemnification protections afforded in this Section 2.10 (whether in favor of Olympus or in favor of Carsen) shall be subject to the following:  (i) no indemnification protection shall be afforded or owed where and to the extent that the party seeking such protection bears responsibility for or is otherwise culpable in connection with the particular loss, damage, forfeiture, claim, liability or other expense for which indemnification protection is sought, (ii) no indemnification protection shall be owed with respect to any losses, damages, forfeitures, claims, liabilities or expenses which result from competitive business activities undertaken by the other party after the Effective Date which are not prohibited by the terms of this Agreement, (iii) for clarification purposes, the indemnification protections afforded in this Section 2.10 are non-exclusive and shall in no way limit or otherwise restrict either party from seeking additional or alternative relief, and (iv) the indemnification protections afforded in this Section 2.10 shall remain in effect for a period of thirty six (36) months following the Effective Date.

2.10.1      Service and Warranty Contracts.

2.10.1.1       At the Closing, Carsen shall assign to Olympus, and Olympus shall assume from Carsen, the remaining balance of any and all warranty obligations of Carsen (including, without limitation, the warranty obligation described in Section 2.10.3), as well as extended warranty contracts and service contracts (the “Service and Warranty Contracts”), related to the Acquired Businesses as of the Effective Date. Carsen has previously delivered to Olympus a schedule describing all Service and Warranty Contracts pertaining to Olympus products as of the date of the Initial Agreement as well as copies of all Service and Warranty Contracts referred to on such schedule. Schedule 2.10.1 annexed hereto sets forth a description of all Service and Warranty Contracts related to the Acquired Businesses as of the date hereof. Simultaneously herewith, Carsen has delivered to Olympus copies of all Service and Warranty Contracts referred to on Schedule 2.10.1. At the Closing, Carsen will deliver to Olympus an updated Schedule 2.10.1 that sets forth, to the extent then known by Carsen, all Service and Warranty Contracts as of the Effective Date (the “Preliminary Warranty Contract Schedule”) together with a copy of any and all new agreements referred to thereon, none of which shall be materially different in form and substance from the current agreements without the prior written consent of Olympus. Within fifteen (15) days following the Closing, Carsen shall deliver to Olympus a true, correct and complete schedule of Service and Warranty Contracts (the “Final Warranty Contract Schedule”), which shall be deemed final, conclusive and binding absent reasonable objection by Olympus delivered in writing to Carsen within fifteen (15) days following its delivery by Carsen.

2.10.1.2       At the Closing, Carsen will pay to Olympus, through a reduction of the Additional Purchase Price, with respect to each Service and Warranty Contract listed on the Preliminary Warranty Contract Schedule an amount (the “Warranty Assumption Amount”) equal to the “unearned service revenue” for such Contract (if any), as reflected on the books and records of Carsen; provided, however, that in no event shall the Warranty Assumption Amount be less than an amount equal to the total amount paid to Carsen under such contract (if any), divided by the total number of months of such contract, with the result then multiplied by the number of months remaining in the contract. In the event the Final Warranty Contract Schedule includes Service and Warranty Contracts that were not included on the Preliminary Warranty Contract Schedule, then Carsen shall pay to Olympus on the Initial Adjustment Date, the Warranty Assumption Amount associated with such additional Service and Warranty Contracts.

2.10.2      Assumed Leases, Contracts and other Obligations. At the Closing, Carsen shall assign to Olympus, and Olympus shall assume from Carsen, (i) the obligations with respect to Backlog Orders set forth in Section 2.6, (ii) the contracts, leases, and agreements to which Carsen is a party or by which it or the Assets are bound or subject, to the extent that such contracts, leases, and agreements are specifically identified in Schedule 2.10.2 or are not material and were entered into in the ordinary course of business, (iii) Carsen’s purchase orders for products and other goods pertaining to the Acquired Businesses placed with its suppliers in the ordinary course of business, and (iv) accrued sick time and vacation time of Carsen employees hired by Olympus to the extent set forth in the Employee Benefits Schedule prepared under Section 6.11.

2.10.3      University of Ottawa. At the Closing, Carsen shall assign to Olympus, and Olympus shall assume from Carsen, the remaining balance of any and all warranty obligations of Carsen (to the extent arising after the Effective Date) as well as the performance guarantee of Carsen (subject to the terms of this Section 2.10.3) related to its sale of equipment of the University of Ottawa under Purchase Order No. 0701X85306M. A copy of such Purchase Order and performance guarantee are set forth in Schedule 2.10.3 and a copy of each of documents referred to in the Carsen “internal” letter dated April 17, 2006 (included in Schedule 2.10.3) have previously been delivered to Olympus. Olympus acknowledges that under said performance guarantee, Carsen is obligated to maintain a letter of credit of CDN$245,000 in favor of the University of Ottawa (the “performance guaranty”). The parties agree that on or about July 15, 2006 Carsen will terminate its current letter of credit under the performance guaranty and simultaneously Olympus will obtain and maintain a letter of credit in favor of the University of Ottawa in replacement thereof under the terms and conditions of the performance guaranty (the “Olympus LC”). If the Closing under this Agreement does not occur on or before July 31, 2006 for any reason whatsoever, then Olympus may terminate the Olympus LC and Carsen will reimburse Olympus for any direct costs incurred by

Olympus in connection with its obtaining (and terminating) the Olympus LC (e.g., bank fees) . In any event, Carsen will indemnify and hold harmless Olympus with respect to any losses, damages, forfeitures, claims, liabilities, or other expenses incurred or suffered by Olympus associated with the Olympus LC with respect to a claim arising on or before July 31, 2006.

ARTICLE 3
THE CLOSING

3.1           The Closing. The closing of the transaction contemplated hereunder (the “Closing”) shall take place at Cantel’s executive offices, 150 Clove Road, Little Falls, New Jersey at 10:00 A.M. on the Effective Date or such other place or earlier date as may be mutually agreed by the parties. The Closing shall be deemed to have occurred as at 11:59 P.M. (New York Time) on the Effective Date.

3.2           Post-Closing.       On the Initial Adjustment Date, the parties shall jointly complete a schedule substantially in the form of Schedule 3.2 in a manner consistent with the applicable Sections of Articles 2 and 6, and Olympus or Carsen, as the case may be, shall pay to the other the net adjustment to the Additional Purchase Price reflected thereon, depending on whether such net adjustment is in Carsen’s favor or Olympus’ favor. Should the application of any adjustment addressed in this Agreement more than offset the particular account to which the adjustment is to be applied, an affirmative payment obligation shall be created in the amount of such excess, which amount shall be promptly paid by the owing party.

ARTICLE 4
TRANSITION PERIOD

4.1           Transition Guidelines. Since entering into the Initial Agreement, Carsen and Olympus have established (and shall continue to establish) guidelines, procedures, terms and conditions designed to effectuate a smooth transition of the Acquired Businesses (the “Transition Guidelines”), and have established a transition committee (the “Transition Committee”) comprised of one representative designated by each party that is responsible for implementing the transition guidelines and resolving all transition issues, questions and disputes that may arise prior to the Effective Date and during the three month period thereafter (the “Transition Period”). Subject to the terms and conditions of this Agreement and the Transition Guidelines, Carsen will fully cooperate with Olympus and assist Olympus as may be necessary in order to effectuate a smooth transition of the Acquired Businesses; provided, however, that Olympus shall reimburse Carsen for any direct costs incurred by Carsen in connection with or attributable to specific transition services provided at the request of Olympus, but not to include (i) costs Carsen would have incurred in the ordinary course regardless of Olympus’s request, or costs incurred by Carsen associated with Carsen’s fulfillment of specific obligations identified in this Agreement, such as the compilation of the Inventory Schedules identified in Section 2.4 and the arrangement of customer introductions as addressed in Section 4.2, or (ii) costs associated with the successful configuration and implementation of the ERP and related support systems, the establishment of a conference room pilot, the installation of various software applications, and other information technology support and services. Any disputes over such costs shall be resolved by the Transition Committee. With the exception of good faith business decisions that are made in accordance with this Agreement and the Distribution Agreements, Olympus may not take any action prior to the Effective Date that will or is likely to either (i) change or interfere with, in any material respect, the Olympus Distribution Business of Carsen as currently conducted or (ii) reduce or otherwise adversely affect sales by Carsen of Olympus products on or prior to the Effective Date. In addition, and notwithstanding anything in the Distribution Agreements to the contrary, in no event may Olympus directly or indirectly solicit or accept any orders for Products (as defined in the Distribution Agreements) or solicit or make any sales of Products in the Territory on or prior to the Effective Date (other than for sales by Olympus to Carsen under the Distribution Agreements, and with the understanding that Olympus’s marketing and promotion efforts in the Territory as addressed below in this Section 4.1, if any, shall not violate the aforementioned solicitation restriction); provided, however, that if, and for so long as, Olympus reasonably and in good faith determines that the Olympus Distribution Business of Carsen has suffered a material and continuing degradation in sales and distribution functionality (regardless of whether Carsen has exercised good faith and commercially reasonable efforts to comply with its obligations under this Agreement and the Distribution Agreements), then, unless such degradation is substantially due to direct or indirect actions of Olympus, Olympus may, upon ten (10) days’ advance written notice to Carsen, sell or otherwise distribute Products and repair services directly into the Territory as may be necessary to account and compensate for such distribution shortfall. Olympus agrees that if it becomes aware prior to the Effective Date of facts or circumstances that may lead to a material and continuing degradation in the sales and distribution functionality of the Olympus Distribution Business of Carsen, Olympus will, to the extent reasonably practicable, notify the Transition Committee of such facts or circumstances, in order for the Transition Committee to discuss and potentially implement appropriate remedial measures. Notwithstanding the immediately preceding sentence, as part of its efforts to ensure a smooth transition of the Acquired Businesses, Carsen has advised Olympus of current “open” employee positions and agrees to promptly advise Olympus of any additional employee departures that occur prior to the Effective Date. Prior to Carsen’s hiring of a candidate for an open employee position, Olympus will be given a reasonable opportunity to interview the candidate (and review his/her resume) and to approve the remuneration of such candidate. Carsen agrees to use commercially reasonable efforts to promptly fill each of such current and future open employee position that is requested by Olympus with new hires that it believes in good faith are reasonably qualified. Commencing on the date of this Agreement and on a prospective basis only, Carsen and Olympus will each be responsible for 50% of all direct costs related to any and all of such new hires, including recruitment fees, training costs, travel costs related to recruitment and training, and remuneration other than sales commissions. Carsen agrees that Olympus shall be permitted at all times during the Transition Period to promote, market and advertise the Products and repair services in the Territory, at Olympus’s sole discretion and expense.

4.2           Olympus Personnel. Prior to the Effective Date, Olympus will have the right, at its sole cost, to place sales and marketing personnel in the Territory to work cooperatively with Carsen employees (subject to Section 4.1). Carsen and Olympus will work closely and interact frequently in connection with the Acquired Businesses, and Carsen will, when requested by Olympus, arrange appropriate customer introductions for Olympus. Olympus may at its discretion and at its expense perform market surveys and analyses, and solicit other customer feedback; provided, however, that prior to the Effective Date, Olympus will not have the right to directly or indirectly interfere with Carsen’s ability to solicit or obtain Olympus product orders or sales (except as otherwise provided in this Agreement).

4.3           Mutual Cooperation on Sales. Prior to the Effective Date, neither Olympus nor Carsen shall directly or indirectly take any action (e.g., an offer of increased commissions or incentive bonuses, or otherwise) that is designed and intended to incentivize any employee of Carsen to either (a) postpone or delay a potential product order from a date on or prior to the Effective Date to a date following the Effective Date or (b) accelerate a potential product order from a date following the Effective Date to a date on or prior to the Effective Date. In such regard, Olympus and Carsen shall advise the Carsen sales personnel of the forgoing covenant and emphasize the importance of maintaining a “business as usual” philosophy with respect to sales (e.g., maintaining normal sales cycles) so as to not disadvantage either Carsen or Olympus.

4.4           Ordinary Course. Carsen agrees that prior to the Closing, it will not (i) purchase Products or Repair Parts from Olympus or other products and supplies from third party vendors other than in the ordinary course of business, or (ii) sell or otherwise transfer any or all of its Class A Inventory other than to its customers in the ordinary course of business, and on terms that are commercially and economically consistent with Carsen’s historical practices. Prior to the Effective Date, Carsen may dispose of Class B, Class C and Class D Inventory in the Territory in its sole discretion, subject to and consistent with the terms and conditions of the Distribution Agreements.

4.5           Olympus Use of Carsen Facility.

4.5.1        Prior to the Effective Date, Carsen agrees to allow Olympus during Carsen’s regular business hours to utilize a limited portion of its Markham, Ontario facility for the sole and limited purposes of servicing Olympus cameras and accessories. In that connection, Olympus will be permitted to use an area of such facility for customer drop off/pick-up of cameras for servicing. The portions of the facility to be so utilized shall be designated by Carsen in its sole but reasonable discretion and any additional space and/or expanded use of the facility shall require the prior written consent of Carsen (which consent shall not be unreasonably withheld but may be contingent on the payment of a reasonable usage fee). In no event shall Olympus’ use of Carsen facility disrupt or interfere with Carsen’s business operations or create a shortage of parking (or overly congested or dangerous parking situation) at Carsen’s facility (particularly in connection with the drop off/pick-up referred to above). In addition, Olympus personnel located at the facility shall have limited access to Carsen’s facility outside of the designated area and shall obey Carsen’s normal operating policies with respect to safety, security, office decorum and the like.

4.5.2        Olympus agrees to obtain and maintain through the Effective Date, at its sole cost and expense, for the benefit of Carsen, commercially reasonable policies of general liability and automobile liability insurance (with a combined $5 million limit of liability) (hereinafter referred to as the “Commercial General Liability Insurance”) and all-risk property insurance (with full replacement cost coverage), which collectively cover all loss and damage to persons and property (whether owned by Olympus, Carsen, or others) caused by, arising out of, or related to Olympus’ use of, or activities conducted by or for Olympus at, Carsen’s facilities (including the parking lot) prior to the Effective Date. The Commercial General Liability Insurance shall (a) be primary as between Olympus and Carsen/Carsen’s insurer, (b) be non-contributory with any insurance carried by Carsen and (c) name Carsen as an additional insured and an Insurance Certificate evidencing such insurance shall be delivered to Carsen prior to Olympus’ use of the facility during the Transition Period. In addition, Olympus shall carry worker’s compensation insurance (or comparable insurance) that covers all Olympus personnel, which coverage shall waive subrogation claims against Carsen. Carsen shall have no risk or liability whatsoever with respect to any persons (including employees, customers, representatives and other third parties) or goods or other property of Olympus located at its facilities prior to the Effective Date other than for its own gross negligence or willful misconduct.

4.5.3        Use of the facility by Olympus shall be at no charge unless otherwise agreed upon in writing by the parties.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of Carsen. Carsen represents and warrants to Olympus as follows:

5.1.1        Subject to the limited rights of customers with respect to Class B and Class C Inventory, on the Effective Date, Carsen will have good and valid title to all of the Assets, free and clear of any liens, encumbrances, security interests, other claims (adverse or otherwise) or restrictions on transfer or ownership, and, upon delivery to Olympus, Olympus will have good and valid title to all of the Assets, free of any liens, encumbrances, security interests, other claims (adverse or otherwise) or restrictions on transfer or ownership, subject to Olympus’s payment of the full Purchase Price and Additional Purchase Price. The sole exception to the immediately preceding sentence shall be Assets that are subject to outstanding purchase or sales orders, which shall be conveyed to Olympus in accordance with the terms of such purchase or sales orders, to the extent such orders (i) are placed in the ordinary course of Carsen’s business and on terms that are consistent with Carsen’s historical practices, and (ii) are disclosed and made known to Olympus as of the Effective Date. Carsen shall indemnify and hold harmless Olympus (and Olympus’s affiliates and any of their respective directors, officers, employees or agents) with respect to any losses, damages, forfeitures, claims, liabilities, or other expenses incurred or suffered by Olympus (including but not limited to reasonably incurred attorneys fees and court costs) as a result of any breach by Carsen of the representations and warranties set forth in this Section 5.1.1.

5.1.2        Carsen is, and on the Effective Date will be, a corporation duly organized, validly existing, and in good standing under the laws of the province of Ontario, Canada. Carsen and Cantel represent and warrant that the execution and performance by Carsen and Cantel of this Agreement and all other documents contemplated by this Agreement have been duly authorized by all necessary shareholder, director, and other action or consents, and this Agreement and all other documents contemplated by this Agreement are valid, legally binding and enforceable in accordance with their terms.

5.1.3        Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling charge, or other restriction of any government, governmental agency, or court to which Carsen is subject or any provision of the charter or bylaws of Carsen or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Carsen is a party or by which it is bound or to which any of the Assets are subject (other than Carsen’s credit facility with its lenders, which will be waived on or before the Effective Date) or result in the imposition of any lien, charge, security interest or other encumbrance, upon any of its assets.

5.1.4        Carsen is not (i) subject to any outstanding injunction, judgment, order, decree, ruling or charge relating to the Assets or (ii) a party to or, to Carsen’s knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any government or jurisdiction or before any arbitrator relating to the Assets.

                5.2           Representations and Warranties of Olympus. As of the Effective Date, Olympus represents and warrants to Carsen as follows:

5.2.1        OAI, OSIA and OCI are corporations duly organized, validly existing, and in good standing under the laws of New York, New Jersey, and Ontario, Canada, respectively, and the execution and performance by OAI, OSIA and OCI of this Agreement and all other documents contemplated by this Agreement have been duly authorized by all necessary shareholder, director and other action or consents, and this Agreement and all other documents contemplated by this Agreement are valid, legally binding and enforceable in accordance with their terms.

5.2.2        Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute,

regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which OAI, OSIA or OCI is subject or any provision of the charter or bylaws of OAI, OSIA or OCI, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which OAI, OSIA or OCI is a party or by which it is bound or to which any of its respective assets is subject or result in the imposition of any lien, charge, security interest or other encumbrance, upon any of its assets. Neither OAI, OSIA nor OCI needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for OAI, OSIA or OCI to consummate the transactions contemplated by this Agreement.

5.2.3        The assets of Olympus exceed its liabilities and Olympus is not currently insolvent (unable to pay its debts as they become due in the usual course of its business) and will not be rendered insolvent by the execution of this Agreement or the consummation of the transactions hereunder.

ARTICLE 6
CERTAIN COVENANTS AND AGREEMENTS

6.1           Noncompetition. As additional consideration for Olympus’s payment of the Purchase Price, each of Carsen and Cantel (together with their respective affiliates), agrees that, for a period of one year following the Effective Date, it will not directly or indirectly, in the Territory, participate or engage in any business which is, or as a result of Carsen’s or Cantel’s engagement or participation would become, competitive with what presently constitutes (and what will constitute as of the Effective Date) the Olympus Distribution Business of Carsen. Ownership by Carsen or Cantel of less than 5% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing covenant. Cantel and Carsen agree that the remedy at law for any breach of the covenant contained in this Section 6.1 would be difficult to ascertain and therefore, in the event of a breach or threatened breach of such covenant, Olympus, in addition to any other remedy, shall have the right to enjoin Cantel and Carsen from any threatened or actual activities in violation thereof and Cantel and Carsen hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that may be brought to enforce the non-compete covenant without the necessity of proof of actual damages and without the posting of a bond or other security. Neither Cantel nor Carsen shall oppose or object to temporary or permanent injunctive relief as being an appropriate and proper remedy for a breach or threatened breach of the non-competition covenant set forth herein; providing, however, that the foregoing shall not be deemed to preclude Cantel or Carsen from defending itself against any claimed breach or threatened breach.

6.2           Confidential Information. Each of Carsen and Cantel agrees that after the Effective Date, the Records acquired by Olympus will be deemed Confidential

Information of Olympus consistent with the terms of Section 3.10 of the Distribution Agreements (with the understanding that prior to the Effective Date, (i) the Records related to the Olympus Business of Carsen shall be used by Carsen and Cantel solely for purposes associated with the Distribution Agreements and (ii) the Records related to the Acquired Businesses shall be used by Carsen and Cantel solely for purposes of conducting business in the ordinary course, and may not be disclosed or otherwise disseminated to any third party or third parties (other than its attorneys, auditors, bankers and advisers, provided that such third parties are bound by a duty of confidentiality no less restrictive than as set forth herein) without the advance written consent of Olympus). The foregoing is not intended to restrict Cantel in any way from publicly reporting the results of operations and financial condition of Carsen as reasonably deemed necessary by Cantel consistent with past practice or as required by law, rule or regulation.

6.3           Collection of Receivables.

6.3.1        For six months following the Effective Date (the last day of such period, January 31, 2007, referred to as the “Settlement Date”), Olympus will use reasonable efforts to collect for its own account all Accounts Receivable sold to Olympus hereunder, but shall not be required to use collection agencies or commence litigation. Payments collected by Olympus from an account debtor with respect to the Accounts Receivable that are not matched to a particular invoice will be applied first to the oldest obligation of the account debtor unless such account debtor specifies or otherwise designates in writing that any one or more of such payments shall be applied in any other manner, in which event payment shall be applied as such account debtor specifies. Carsen agrees that Olympus shall have the right to endorse with the name of Carsen any checks received on account of the Accounts Receivables; to this end, Carsen agrees to execute any and all necessary documents and to take such other actions as may be reasonably requested by Olympus to effectuate this result (including but not limited to the assignment of bank lockboxes (if any) and “800” telephone numbers and the delivery of originals or copies of accounts receivable records not otherwise included in the Assets). Prior to the Settlement Date, Olympus will not discount or settle any Account Receivable to the detriment of Carsen without Carsen’s prior written consent, which will not be unreasonably withheld or delayed (any such Carsen-approved discount or settlement hereinafter a “Settled AR”). For each month commencing with August 2006 and continuing through January 2007, Olympus shall deliver to Carsen a detailed monthly aging report of the Accounts Receivable as of the last day of such month (“Monthly AR Report”), which report shall also include any Settled ARs for such month. Each Monthly AR Report (which shall include among other things a listing of each invoice, payment history, credit notes, etc.) shall be delivered within ten (10) business days following the last day of the month to which such report relates.

6.3.2        Within fifteen (15) business days following the Settlement Date, Olympus shall have the right to reassign to Carsen all or a portion of the uncollected Accounts Receivables (the reassigned receivables referred to as the “Reassigned Receivables”). Such assignment shall be accompanied by a schedule setting forth with respect to each of the Reassigned Receivables (i) the name of the account debtor, (ii) the amount of the associated Account Receivable as of the Effective Date, (iii) a list of all payments made to Olympus on such Account Receivable (by date and amount), (iv) the balance owing of such Accounts Receivable as of the date of the reassignment and (v) a description of any and all inventory returned to Olympus that is associated with the Reassigned Receivables and the net realizable value of such inventory (other than inventory associated with an Excluded Business). Within fifteen (15) business days following Olympus’s reassignment of the Reassigned Receivables, Carsen shall pay to Olympus by wire or certified check the aggregate amount of the Reassigned Receivables less the aggregate amount of credits extended under Section 6.3.4 (if any). Thereafter, Olympus shall immediately cease all collection efforts of the Reassigned Receivables.

6.3.3        With respect to any and all Settled ARs, Carsen shall pay to Olympus by wire or certified check, within fifteen (15) business days following Carsen’s receipt of the applicable Monthly AR Report, the aggregate amount of the uncollected Accounts Receivable associated with the particular Settled AR (the “AR Adjustment”).

6.3.4        In the event Olympus receives a return of inventory associated with a Reassigned Receivable or a Settled AR, Olympus shall (i) promptly deliver such inventory to Carsen if it relates to an Excluded Business or (ii) extend a credit to Carsen in an amount equal to the net realizable value of such inventory if the inventory relates to an Acquired Business, such credit to be applied pursuant to Section 6.3.2.

6.4           Copy of Records. At any time and from time to time prior to the Effective Date, Olympus shall have the right during business hours, upon reasonable notice to Carsen, to review and, at Olympus’s expense, make copies of any or all of the Records.

6.5           Preservation of Records. Olympus agrees to preserve the Records for a period of seven years after the Effective Date in the same manner as it preserves its own records and during such period will permit, subject to the confidentiality obligations described herein and in the Distribution Agreements, Carsen and Cantel (and their authorized representatives (including auditors)) access thereto during normal business hours upon reasonable notice and to make copies thereof at their expense to the extent reasonably necessary in connection with responding to customer complaints, legal actions, information requests of governmental agencies, tax and accounting preparation and audits, and other such non-commercial purposes.

                6.6           Further Assurances. At the Closing, and from time to time thereafter at Olympus’s request, Carsen will execute and deliver instruments of conveyance and transfer (including but not limited to an appropriate bill of sale) and take such other action as Olympus may reasonably request to more effectively identify, locate, convey, transfer to and vest in Olympus and to put Olympus in possession or control of all or any part of the Assets.

6.7           Reasonable Access. Prior to the Effective Date, Carsen shall provide Olympus’s employees and representatives reasonable access, during Carsen’s normal business hours and upon reasonable notice to Carsen, to all personnel, records pertaining to the transition services provided by Carsen hereunder and the Assets to the extent lawful and necessary to effectuate a smooth transition of the Acquired Businesses. The foregoing access shall include, among other things and to the extent reasonably requested by Olympus, assistance from Carsen personnel in connection with the transitioning of the Acquired Businesses. Such assistance shall include without limitation, permitting and directing appropriate Carsen employees to compile and provide such data, reports and information as is reasonably necessary to effectuate a smooth transition of the Acquired Businesses (consistent with arrangements approved in advance by the Transition Committee); provided, however, that neither Carsen nor its employees shall have any liability whatsoever with respect to or in connection with its provision of such services or such data, reports and information (other than for gross negligence or willful misconduct). Olympus agrees that prior to the Effective Date, the data, reports and information of Carsen provided hereunder shall be used by Olympus solely for purposes of transitioning the Acquired Businesses or otherwise in connection with the conduct of its business in the ordinary course, and may not be disclosed or otherwise disseminated to any third party or third parties (other than its attorneys, auditors, bankers and advisers, provided that such third parties are bound by a duty of confidentiality no less restrictive than as set forth herein) without the advance written consent of Carsen. Following the Effective Date and until publicly disclosed by Cantel or Carsen, Olympus shall not disclose Carsen’s results of operations or financial condition (in whole or in part).

6.8           Release. As additional consideration for Olympus’s payment of the Purchase Price, Carsen will execute and deliver to Olympus at the Closing the release attached as Exhibit C hereto (the “Release”).

6.9                                 Post-Closing Assistance.

6.9.1        During the twelve-month period following the Effective Date, Olympus agrees to provide such cooperation and assistance to Carsen as may reasonably be requested in connection with, among other things, (i) the closing of Carsen’s books and records as of the Effective Date, (ii) the preparation of the Final Inventory Schedule, the Final AR Schedule, the Final Backlog Schedule, the Final Lease Receivable Schedule, an updated Loaner Schedule and the Final Warranty Schedule, (iii) the preparation of Carsen’s financial statements, tax returns and related statements for the fiscal year ending July 31, 2006 (or any period therein) as well as for subsequent periods thereto, and (iv) such other matters as are contemplated by this Agreement or are reasonably anticipated to arise out of this Agreement (e.g., review of unpaid Accounts Receivable). Such assistance shall include without limitation, permitting and directing appropriate Olympus employees (including former Carsen employees) to compile and provide such data, reports and information as is reasonably necessary for Carsen to accomplish the foregoing (consistent with arrangements approved in advance by the Transition Committee); provided, however, that (i) Carsen shall be responsible for supervising such services and (ii) neither Olympus nor its employees shall have any liability whatsoever with respect to or in connection with its provision of such services or such data, reports and information (other than for gross negligence or willful misconduct). Furthermore, Olympus may require the execution of an appropriate non-disclosure agreement in connection with any disclosure requested by Carsen hereunder. Further to the purposes described in the first sentence of this Section, for the initial six-month period following the Closing, Olympus shall provide a secure “working room” to Carsen (for use solely by Carsen and Cantel personnel and their auditors) with a dedicated server and laptop computer(s), the specific location of which shall be designated by Olympus in its sole but reasonable discretion. In no event shall Carsen’s use of the working room interfere with Olympus’s business operations. In addition, Carsen and Cantel personnel and their auditors located at the facility shall obey Olympus’s normal operating policies with respect to safety, security, office decorum and the like. Furthermore, Carsen agrees to obtain and maintain, at its sole cost and expense, for the benefit of Olympus, commercially reasonable policies of general liability and automobile liability insurance (with a combined $5 million limit of liability) (hereinafter referred to as the “Carsen Commercial General Liability Insurance”) and all-risk property insurance (with full replacement cost coverage), which collectively cover all loss and damage to persons and property (whether owned by Carsen, Olympus, or others) caused by, arising out of, or related to Carsen’s use of, or activities conducted by or for Carsen at, Olympus’s facilities (including the parking lot) after the Effective Date. The Carsen Commercial General Liability Insurance shall (a) be primary as between Carsen and Olympus/Olympus’s insurer, (b) be non-contributory with any insurance carried by Olympus and (c) name Olympus as an additional insured and an Insurance Certificate evidencing such insurance shall be delivered to Olympus prior to Carsen’s use of the facility following the Effective Date. In addition, Carsen shall carry worker’s compensation insurance (or comparable insurance) that covers all Carsen personnel, which coverage shall waive subrogation claims against Olympus. Olympus shall have no risk or liability whatsoever with respect to any persons (including employees and auditors) or goods or other property of Carsen located at its facilities after the Effective Date other than for its own gross negligence or willful misconduct. The foregoing insurance obligations of Carsen shall terminate once Carsen fully terminates its use of Carsen’s facility as described herein. The services of Olympus provided under this Section (including the provision of space) shall be performed or provided at no charge to Carsen unless the aggregate value of such services exceeds by more than ten percent (10%) the aggregate value of the services (including the provision of space) performed or provided at no cost by Carsen to Olympus under Section 4.5, with such values determined in good faith by the Transition Committee.

6.9.2        Following the Closing, all mail, facsimiles, deliveries, telephone calls and other communications received by Olympus that are addressed to Carsen and relate to the Excluded Businesses or Excluded Assets shall be forwarded as directed from time to time by Carsen’s representative on the Transition Committee.

6.9.3        For a period of ninety (90) days following the Closing, Carsen shall maintain an appropriate “click here” hyperlink on its main corporate internet website (specifically on the first page thereof) for purposes of redirecting any interested users to the OCI website.

6.10                           Carsen Accounts Payable to Olympus.

6.10.1      Within fifteen (15) days following the date hereof, Olympus shall deliver to Carsen a schedule listing by invoice number and amount a good faith estimate of the accounts payable owing from Carsen to Olympus as of March 31, 2006. Following the date hereof and until the Closing, Carsen and Olympus shall use their respective best efforts to expeditiously resolve any and all disputes related to open Olympus invoices (with a goal of resolving all currently known disputes by June 30, 2006). To this end, Olympus shall deliver to Carsen, by no later than June 30, 2006, a schedule listing by invoice number and amount a good faith estimate of the outstanding accounts payable owing from Carsen to Olympus as of May 31, 2006 (the “May Payables Schedule”). Within fifteen (15) days following its receipt of the May Payables Schedule, Carsen shall deliver to Olympus a non-binding list of all accounts payable listed on the May Payables Schedule that Carsen disputes in good faith. At the Closing, Olympus shall deliver to Carsen a schedule (the “Preliminary Payables Schedule”) listing by invoice number and amount a good faith estimate of the outstanding accounts payable owing from Carsen to Olympus (the “Carsen Payables”) as of the Effective Date. Within fifteen (15) days following the Closing, Olympus shall deliver to Carsen a true, correct and complete final schedule of the Carsen Payables (the “Final Payables Schedule”).

6.10.2      At the Closing, Carsen shall pay to Olympus, as an adjustment to the Additional Purchase Price, all Carsen Payables reflected on the Preliminary Payables Schedule, regardless of when otherwise due and payable, except for any Carsen Payables that Carsen advises Olympus are being disputed in good faith (the “Disputed Carsen Payables”); provided, however, that Carsen shall pay any and all disputed invoices to the extent not in dispute. If any Disputed Carsen Payables exist at the Closing (or after delivery of the Final Payables Schedule), Carsen and Olympus shall use their respective best efforts to expeditiously resolve all disputes related thereto. On the Initial Adjustment Date, Carsen shall pay in full, to the extent not previously paid, any and all Carsen Payables reflected on the Final Payables Schedule other than Disputed Carsen Payables that remain unresolved on such date. Thereupon, any and all remaining Disputed Carsen Payables shall be resolved by an accounting firm utilizing the same procedures (including the October 15, 2006 deadline) described in Section  2.4.3.5. All resolved amounts shall be paid with ten (10) days following such resolution.

6.11         Employee Benefits Adjustment. Within fifteen (15) days following the Closing, Carsen shall deliver to Olympus a schedule (the “Employee Benefits Schedule”) in a form mutually agreed to by the parties that sets forth the amount of accrued sick time and accrued vacation time for each employee listed on the final Employee List delivered by Olympus under Section 1.2.3 and the “value” of such accrued time (positive or negative) based on such employee’s compensation and the actual number of sick days and vacation days available to and used by such employee through the Effective Date. On the Initial Adjustment Date, the aggregate net value of the accrued sick time and accrued vacation time (the “Employee Benefits Adjustment”) shall be paid by Carsen or Olympus, as the case may be, to the other, depending on whether the Employee Benefits Adjustment is in Olympus’s favor or Carsen’s favor.

6.12         [Intentionally Omitted]

6.13         Removal of Excluded Assets. Carsen shall at its cost remove all of the Excluded Assets as soon as practicable following the Closing, but in no event more than fifteen (15) days following the Closing. To the extent that Excluded Assets remain at Olympus’s facilities following the Effective Date, Carsen agrees to obtain appropriate commercial general liability insurance and an all-risk property insurance policy covering (i) such Excluded Assets (while on Olympus’s premises), and (ii) any activities conducted by or for Carsen at Olympus’s facilities prior to complete removal of the Excluded Assets from such facilities. The commercial general liability insurance shall name Olympus as an additional insured and evidence of the coverage required under this Section 6.13 shall be delivered to Olympus at the Closing. Olympus shall have no risk or liability whatsoever with respect to the Excluded Assets located at its facilities after the Effective Date other than for its gross negligence or willful misconduct.

6.14         Final Closing Adjustment. The parties acknowledge and agree that except as expressly set forth herein to the contrary, (i) Carsen is responsible for all costs, expenses, obligations and liabilities attributable to its assets, properties and businesses (including the Leased Facilities, the Assets and both the Excluded Businesses and the Acquired Businesses) attributable to the period prior to the close of business on the Effective Date (and with respect to the Excluded Businesses continuing thereafter) and (ii) Olympus is responsible for all costs, expenses, obligations and liabilities attributable to its assets, properties and businesses (including the Assets and the Acquired Businesses) attributable to the period following the close of business on the Effective Date. On or before the Settlement Date, the parties shall jointly prepare a schedule setting forth any and all payments made by Carsen prior to the Effective Date or by Olympus after the Effective Date that require prorating or allocation under the first sentence of this Section (e.g., utilities, subscriptions, memberships, prepaid expenses and other normally adjusted items, but only to the extent that such items are transferable to Olympus). Once this schedule is finalized and agreed upon, an amount equal to the resulting net adjustment (the “Final Adjustment Amount”) shall be paid by Carsen or Olympus to the other, depending on whether the net adjustment reflected on the schedule is in Olympus’s favor or Carsen’s favor.

ARTICLE 7

DOCUMENTS TO BE DELIVERED AT CLOSING

7.1           Documents to be Delivered at Closing by Carsen. At the Closing, Carsen shall deliver or cause to be delivered to Olympus the following in form and substance reasonably satisfactory to Olympus:

7.1.1        An Assignment and Assumption Agreement in a form satisfactory to both parties, duly executed by Carsen;

7.1.2        Bill of Sale in a form satisfactory to both parties, duly executed by Carsen;

7.1.3        To the extent applicable, an Assignment and Assumption of Leases in a form satisfactory to both parties, duly executed by Carsen;

7.1.4        Such other duly executed instruments of sale, assignment and conveyance, satisfactory in form and substance to Olympus and its counsel, as may reasonably be requested by Olympus, conveying to Olympus good and marketable title to the Assets;

7.1.5        Copy of resolutions of the Board of Directors and sole stockholder of Carsen authorizing the execution, delivery and performance by Carsen of this Agreement and the transactions contemplated hereby, certified by Carsen’s Secretary;

7.1.6        The Release, duly executed by Carsen;

7.1.7        The Schedules required to be delivered by Carsen under Sections 2.5, 2.6, 2.7, 2.8, 2.9, and 6.10;

7.1.8        A completed schedule substantially in the form of Schedule 7.1 that sets forth the calculation of the adjusted Additional Purchase Price payable at the Closing;

7.1.9        The guaranty of Cantel required under Section 9.13; and

7.1.10      Such other documents and instruments as may reasonably be necessary or desirable to effectuate the transaction provided for in this Agreement.

7.2           Documents to be Delivered at Closing by Olympus. At the Closing, Olympus shall deliver or cause to be delivered to Carsen the portion of the Purchase Price and Additional Purchase Price required under Section 2.2. In addition, Olympus shall deliver or cause to be delivered to Carsen the following in form and substance reasonably satisfactory to Carsen:

7.2.1        An Assignment and Assumption Agreement in a form satisfactory to both parties, duly executed by Olympus;

7.2.2        Certified copy of resolutions of the Boards of Directors of OAI, OSIA and OCI authorizing the execution, delivery and performance by Olympus of this Agreement and the transactions contemplated hereby, certified by its Secretary;

7.2.3        Final Employee List pursuant to Section 1.2.3;

7.2.4        The guaranty of Olympus US required under Section 9.13; and

7.2.5        Such other documents and instruments as may reasonably be necessary or desirable to effectuate the transaction provided for in this Agreement.

ARTICLE 8

BULK SALES ACT; AGREEMENT ON CERTAIN TAX ISSUES

8.1           Bulk Sales Waiver. Olympus and Carsen hereby waive compliance with the provisions of any applicable bulk sales laws, including but not limited to Article 6 of the Uniform Commercial Code and Ontario’s Bulk Sales Act, R.S.O. 1990, c.B. 14 or similar legislation in force in any other province of Canada.

8.2           Cooperation on Taxes. After the Closing, Olympus and Carsen will, at the sole cost and expense of the requesting party (but subject to Section 6.9), provide the other party with such assistance as may reasonably be requested by any of them in connection with the preparation of any tax returns and related statements, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for taxes and each will retain and provide any of the other parties with any records or information that may be relevant to any such tax returns and statements, audit, examination, proceeding or claim, but with the understanding that the disclosing party may require the execution of an appropriate non-disclosure agreement in connection with any such disclosure.

8.3           Purchase Price Allocation.

8.3.1        Carsen and Olympus agree that the Initial Purchase Price shall be allocated as follows:

Cantel Non-Compete	US$100,000
Goodwill and Other Intangibles	US$5,900,000

8.3.2        Carsen and Olympus agree that the Secondary Purchase Price shall be allocated as follows:

Fixed Assets	US$500,000
Software	US$2,000,000
Goodwill and Other Intangibles	US$1,500,000

8.3.3        The parties hereto agree to cooperate in the filing of all documents and instruments with taxing authorities and agencies in the United States and Canada as may be necessary or desirable to give effect to those allocations for tax purposes. The allocation shall comply with the terms of Section 1060 of the Code.

8.3.4      Cantel agrees that the amount allocated to the Cantel non-compete (set forth in Section 6.1) shall in no way limit the nature or amount of damages that Olympus may seek (or that a court may impose) against Cantel in the event Cantel violates such non-compete, and that such amount is in no way representative or indicative of the actual damages that Olympus may or would suffer in the event that Cantel violates such non-compete.

ARTICLE 9
MISCELLANEOUS

9.1           Press Releases. Neither Carsen and Cantel on the one hand nor OAI, OSIA or OCI on the other hand will issue any written press releases or public announcements of any of the transactions contemplated by this Agreement except as may be agreed to in writing by both Cantel and Olympus or as Cantel or Olympus may be required to make under applicable law or rules or regulations of the NYSE or SEC; provided, however, that with respect to press releases or announcements required by law, or by rules or regulations of the NYSE or SEC, including, without limitation, Cantel’s release upon execution of this Agreement, the parties shall consult with one another as to the content thereof but the issuing party shall retain ultimate discretion over the content and timing of its announcements.

9.2           Entire Agreement, Amendments. This Agreement (including its Schedules and Exhibits) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes and cancels all prior or contemporaneous agreements, arrangements, proposals, representations, communications, and understandings relating to the subject matter hereof, whether written or oral, between or involving Carsen and Olympus. Notwithstanding the immediately preceding sentence, the parties understand and agree that the Agreement is not intended to replace, modify, amend or otherwise supersede the Distribution Agreements, except to the extent expressly set forth herein. The parties agree that this Agreement supersedes and replaces the Initial Agreement, which agreement shall be deemed cancelled upon the full execution and delivery of this Agreement. Notwithstanding the immediately preceding sentence, the parties understand and agree that any actions taken by the parties prior to the date of this Agreement pursuant to and consistent with the terms of the Initial Agreement shall not violate or otherwise breach the terms of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both Olympus and Carsen.

9.3           Notices, etc. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, by facsimile transmission, telegraphed, or mailed by certified, express or registered mail, postage prepaid:

By Mail or Hand	by fax

If to Carsen or Cantel:

Carsen Group Inc.	(905) 479-2595
151 Telson Road, Markham
Ontario, Canada L3R 1E7
ATTN: William J. Vella, President

and

Cantel Medical Corp.	(973) 890-7270
150 Clove Road - 9th Floor
Little Falls, New Jersey 07424
ATTN: Eric W. Nodiff, General Counsel

If to Olympus:

Olympus America Inc.	(631) 844-5296
3500 Corporate Parkway
Center Valley, Pennsylvania 18034
ATTN: President and C.O.O., with a copy to Olympus America’s
General Counsel at the same address

and

Olympus Surgical & Industrial America Inc.	(845) 398-9421
One Corporate Drive
Orangeburg, New York 10962
ATTN: President

With a copy to:

David P. Seaman, Esq.	(914) 666-4459
Banks Shapiro Gettinger & Waldinger, LLP
118 North Bedford Road
Mount Kisco, New York 10549

9.4           Assignment; Binding Effect. Neither Olympus nor Carsen may assign all or any part of its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in contravention of this Section shall, at the option of the non-assigning party, be null and void and of no effect. Except as otherwise provided above, this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

9.5           Severability. If any provision or part thereof of this Agreement is held to be invalid, void or unenforceable, the remaining provisions or parts thereof of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement, unless the severance of the portion held unenforceable would materially change the economic benefit of this Agreement to either Carsen or Olympus.

9.6           Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

9.7           No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provisions of this Agreement.

9.8           Headings. The headings contained herein are for reference only and are not a part of this Agreement and shall not be used in connection with the interpretation of this Agreement.

9.9           Contract Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The phrases “date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. All references to “$” or “dollars” shall be deemed to refer to United States Dollars, unless the context otherwise requires. All monetary amounts, payments or adjustments provided in this Agreement shall be calculated, paid or adjusted, as the case may be, in United States Dollars utilizing the currency exchange rate between Canadian Dollars and US Dollars published in THE WALL STREET JOURNAL at the close of business on the Effective Date.

9.10         Force Majeure. Each party hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue for so long as the condition constituting such force majeure and any consequences resulting from such condition continues. For the purposes of this Agreement, force majeure shall mean causes beyond either party’s control including, without limitation, acts of God; regulations or laws of any government; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; manufacturing or transportation delay, strikes or other labor disturbances; epidemic; and failure or default of public utilities or common carriers.

9.11         Governing Law; Submission to Jurisdiction and Survival. This Agreement and any other documents or instruments related hereto and all transactions hereunder shall be deemed to have been made within and under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement. The parties agree that all controversies, disputes and claims pertaining to this Agreement shall be adjudicated exclusively through arbitration or a Federal or state court of competent jurisdiction located in the County of Suffolk or County of New York, State of New York.

9.12         Contra Proferentem. The parties acknowledge that they have jointly participated, both directly and through their respective counsel, in the negotiation and preparation of this Agreement. Accordingly, for the purpose of interpreting any provision of this Agreement, the rule of interpretation known as the “Contra Proferentem” rule shall not be applied. Without limiting the generality of the foregoing, no provision of this Agreement which is vague or uncertain shall be presumed to be construed against the party seeking to rely on such provision or the party who drafted that provision.

9.13         Payment/Performance Guaranty.    At the Closing, Cantel shall deliver a guaranty in favor of Olympus under which it agrees to guaranty any and all payment, performance and other obligations and commitments of Carsen under this Agreement that are not fully satisfied and discharged as of the Effective Date. Under such guaranty, should Carsen fail or otherwise refuse to satisfy any payment, performance or other obligation identified in the immediately preceding sentence, Cantel shall promptly satisfy the same, without the need for notice or demand from Olympus and as if such obligation was required directly of Cantel under the terms of this Agreement. At the Closing, Olympus US shall deliver a guaranty in favor of Carsen under which it agrees to guaranty any and all payment, performance and other obligations and commitments of OCI under this Agreement that are not fully satisfied and discharged as of the Effective Date. Under such guaranty, should OCI fail or otherwise refuse to satisfy any payment, performance or other obligation owed under the terms of this Agreement, Olympus US shall promptly satisfy the same, without the need for notice or demand from Carsen and as if such obligation was required directly of Olympus US under the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

CARSEN GROUP INC.

By:	/s/ William J. Vella
Name: William J. Vella
Title: President and C.E.O.

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Name: Andrew A. Krakauer
Title: Executive Vice President and C.O.O.

OLYMPUS AMERICA INC.

By:	/s/ F. Marc Gumz
Name: F. Marc Gumz
Title: President & C.O.O.

OLYMPUS SURGICAL & INDUSTRIAL AMERICA INC.

By:	/s/ Adrian Marsh
Name: Adrian Marsh
Title: Vice President Corporate

OLYMPUS CANADA INC.

By:	/s/ Glen Stalter
Name: Glen Stalter
Title: Chief Operating Officer